SGS LAKEFIELD RESEARCH LIMITED
P.O. Box 4300, 185 Concession Street
Lakefield, Ontario, Canada  K0L 2H0

CONSENT OF GEOLOGICAL CONSULTANT

We hereby consent to the inclusion or incorporation by reference by Searchlight Minerals Corp. in the Annual Report on Form 10-K for the year ended December 31, 2009 to be filed with the United States Securities and Exchange Commission (the “10-K”), and the Registration Statements on Form S-8 (Nos. 333-106624 and 333-85984) and Form S-3 (Nos. 333-163502 and 333-132929), of our findings included in our report relating to scanning electron microscope analysis on the Clarkdale Slag Project (the “Report”).  We concur with the discussion and summary of our Report as it appears in the 10-K and consent to our being named as an expert therein and in such Registration Statements.

SGS LAKEFIELD RESEARCH LIMITED

By:	/s/ Roch Marion
Per: Roch Marion

Dated: March 11, 2010